Exhibit 4.14
     Second Amended and restated Patent Security Agreement, dated as of November 23, 2009 (“Patent Security Agreement”), by each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of Citicorp USA, Inc. (“Citicorp”), as collateral agent for the Secured Parties (as defined in the Credit Agreements and Indenture referred to below) (in such capacity, the “Collateral Agent”).
W i t n e s s e t h:
     Whereas, the Company, certain of its subsidiaries, the lenders (the “Multi-Currency Lenders”) and issuing lenders (the “Issuing Lenders”) party thereto, Citicorp, as administrative agent for the Multi-Currency Lenders and Issuing Lenders (the “Multi-Currency Administrative Agent”), and the Collateral Agent, are parties to the Credit Agreement, dated as of July 9, 2004 (as such agreement has been or may be amended, restated, supplemented, renewed or otherwise modified from time to time, together with any other agreements pursuant to which any such Indebtedness or any commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced, the “Multi-Currency Credit Agreement”);
     Whereas, the Company, the lenders (the “Term Loan Lenders”; together with the Multi-Currency Lenders and the Issuing Lenders, the “Lenders”) party thereto, Citicorp, as administrative agent for the Term Loan Lenders (the “Term Loan Administrative Agent”, and together with the Multi-Currency Administrative Agent, the “Administrative Agents”), the Collateral Agent (together with the Administrative Agents, the “Agents”), and JPMorgan Chase Bank, N.A., as syndication agent, are parties to the Term Loan Agreement, dated as of December 20, 2006 (as such agreement has been or may be amended, restated, supplemented, renewed or otherwise modified from time to time, together with any other agreements pursuant to which any such Indebtedness or any commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced, the “Term Loan Agreement”, and together with the Multi-Currency Credit Agreement, the “Credit Agreements”);
     Whereas, the Company, certain of its subsidiaries and Revlon, Inc., as guarantors, and U.S. Bank National Association, as trustee (the “Noteholder Representative”), are parties to the Indenture, dated as of November 23, 2009 (as such agreement may be amended, restated, supplemented, renewed or otherwise modified from time to time, together with any other agreements pursuant to which any such Indebtedness or any commitments, obligations, costs, expenses, fees, reimbursements, indemnities or other obligations payable or owing thereunder may be refinanced, restructured, renewed, extended, increased, refunded or replaced, the “Indenture”);
     Whereas, all the Grantors are party to a Second Amended and Restated Pledge and Security Agreement, dated as of November 23, 2009, in favor of the Collateral Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”) pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;
     Now, Therefore, in consideration of the premises and to induce the Lenders, the Administrative Agents and the Collateral Agent to enter into the Credit Agreements and to induce the Noteholder Representative to enter into the Indenture, each Grantor hereby agrees with the Collateral Agent as follows:

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     Section 1. Defined Terms
     Unless otherwise defined herein, terms defined in the Credit Agreements or in the Security Agreement and used herein have the meaning given to them in the Credit Agreements or the Security Agreement.
     Section 2. Grant of Security Interest in Patent Collateral
     Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (as defined in the Security Agreement) of such Grantor, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement), and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Patent Collateral”):
     (a) all of its Patents and Patent Licenses to which it is a party, including, without limitation, those referred to on Schedule I hereto;
     (b) all reissues, continuations or continuations-in-part of the foregoing; and
     (c) all Proceeds of the foregoing, including, without limitation, any claim by Grantor against third parties for past, present or future infringement of any Patent or any Patent licensed under any Patent License.
     Section 3. Security Agreement
     The security interests granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
[Signature Pages Follow]

     In witness whereof, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

REVLON CONSUMER PRODUCTS CORPORATION, as Grantor
By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Senior Vice President, Deputy General Counsel and Secretary

Accepted and Agreed as of the date first above written: Citicorp USA, Inc., as Collateral Agent
By:	/s/ Caesar W. Wyszomirski
	Name:	Caesar W. Wyszomirski
	Title:	Director

Schedule I
to
Patent Security Agreement
Patent Registrations
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